UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 4

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12 (B) OR 12 (G) OF THE

SECURITIES EXCHANGE ACT OF 1934

EPICOR SOFTWARE CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware (State of incorporation or organization)	33-0277592 (I.R.S. Employer Identification Number)

18200 Von Karman Avenue, Suite 1000, Irvine, CA 92612

(Address of principal Executive Offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered None	Name of each exchange on which each class is to be registered None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☒

Securities Act registration statement file number to which this form relates (if applicable): Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of Class)

Item 1. Description of Securities to be Registered.

Epicor Software Corporation (the “Company”) hereby amends, as set forth below, Item 1 of its Form 8-A, which was originally filed with the Securities and Exchange Commission (the “SEC”) on April 14, 1994, and was subsequently amended by Amendment No. 1 on Form 8-A/A filed with the SEC on November 21, 2001 and Amendment No. 2 on Form 8-A/A filed with the SEC on November 1, 2004 (the “Amended 8-A”).

On April 1, 1994, the Company and First Interstate Bank of California entered into a Preferred Stock Rights Agreement (the “Initial Rights Agreement”). On October 30, 2001, pursuant to Section 27 of the Initial Rights Agreement, the Company’s Board of Directors agreed to amend and restate the Initial Rights Agreement in order to restate the dividend it had declared under the Initial Rights Agreement and, in connection therewith, caused the Company to enter into an Amended and Restated Preferred Stock Rights Agreement (the “First Restated Agreement”) between the Company and Mellon Investor Services LLC, as successor rights agent (the “Rights Agent”), dated November 13, 2001. The First Restated Agreement was filed with the SEC on November 21, 2001 as Exhibit 4.2 to Amendment No. 1 on Form 8-A/A. On October 27, 2004, the Company and the Rights Agent executed an Amended and Restated Preferred Stock Rights Agreement (the “Rights Agreement”) to, among other things, change the Exercise Price (as such term is defined in the First Restated Agreement) from $8.00 to $96.00 and to make certain conforming changes.

On February 24, 2009, the Company and the Rights Agent entered into Amendment No. 1 (the “First Amendment”) to the Rights Agreement to, among other things, provide that (i) each of Elliott Associates, L.P. (“Elliot”), Elliott International, L.P. (“Elliot International”) and Elliott International Capital Advisors Inc. (“Elliot International Capital” and, together with Elliot and Elliot International, the “Elliot Group”), and their respective affiliates, shall not be deemed an “Acquiring Person” for purposes of the Rights Agreement by virtue of or as a result of the acquisition by the Elliott Group of up to a maximum of 14.99% of the outstanding shares of the Company’s Common Stock and $100 million in aggregate principal amount of the Company’s Convertible Senior Notes due 2027 (collectively, the “Exempted Transaction”); (ii) the Elliot Group shall not be deemed a “Beneficial Owner” of or to “Beneficially Own” any securities of the Company for purposes of the Rights Agreement by virtue of or as a result of the Exempted Transaction; and (iii) a “Shares Acquisition Date” shall not have occurred for purposes of the Rights Agreement by virtue of or as a result of the Exempted Transaction.

Item 1 of the Amended 8-A is hereby amended to add the following:

On April 4, 2011, the Company and the Rights Agent entered into Amendment No. 2 (the “Second Amendment”) to the Rights Agreement, in connection with the Company’s proposed entry into an Agreement and Plan of Merger (the “Merger Agreement”), by and between the Company, Eagle Parent, Inc. (“Parent”) and Element Merger Sub, Inc., a wholly owned subsidiary of Parent (“Sub”), pursuant to which (i) Sub will make a cash tender offer (the “Offer”) for each share of the Company’s Common Stock and (ii) regardless of whether the Offer is consummated, Sub will merge with and into the Company (the “Merger”), all subject to the terms and conditions set forth in the Merger Agreement.

The Second Amendment is to provide that the provisions of the Rights Agreement will be inapplicable to Parent, Sub or any stockholder of the Company that enters into a support agreement with Parent or Sub (which may be, without limitation, in the form of a support and non-tender agreement), that has been approved or ratified by the Board of Directors of the Company (each, a “Support Agreement”), either individually or collectively, (the “Exempted Persons”) solely by virtue of or as a result of (A) the approval, adoption, execution, delivery or performance of the Merger Agreement or (B) the public or other announcement of the Merger Agreement, including the making of the Offer, the acceptance of shares of Company’s Common Stock for payment by Sub pursuant to the Offer, (C) the acquisition of shares of Company’s Common Stock pursuant to the terms of the Merger Agreement, (D) the consummation of the Merger pursuant to the Merger Agreement, (E) the execution, delivery and performance of the Support Agreements or (F) the consummation of any other transactions contemplated in the Merger Agreement and the Support Agreements. The Amendment also provides that the Rights Agreement shall terminate immediately prior to the consummation of the Merger.

The foregoing description of the Rights Agreement, as amended by the First Amendment and Second Amendment, is a general description only and is qualified in its entirety by reference to the Rights Agreement and the First Amendment and Second Amendment. A copy of the Rights Agreement is attached as Exhibit 4.2 hereto and is incorporated herein by reference. A copy of the First Amendment is attached as Exhibit 4.3 hereto and is incorporated herein by reference. A copy of the Second Amendment is attached as Exhibit 4.4 hereto and is incorporated herein by reference.

Item 2. Exhibits

3.1	Second Restated Certificate of Incorporation of the Company (Incorporated by reference to the Company’s Registration Statement on Form S-1, Reg. No. 33-57294).

3.2	Certificate of Amendment to Second Restated Certificate of Incorporation of the Company (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 1996).

3.3	Certificate of Amendment to the Second Restated Certificate of Incorporation of the Company (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for is quarter ended September 30, 2004).

3.4	Amended and Restated Bylaws of the Company dated February 2, 2009 (Incorporated by reference to the Company’s Form 8-K filed February 6, 2009).

4.1	Certificate of Designation of Rights, Preferences and Privileges of Series A Junior Participating Preferred Stock (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, filed with the SEC on April 14, 1994).

4.2	Amended and Restated Preferred Stock Rights Agreement, dated as of October 27, 2004, between Epicor Software Corporation and Mellon Investor Services LLC, as Rights Agent, including the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A and B, respectively (Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form 8-A/A, filed with the SEC on November 1, 2004).

4.3	Amendment No. 1 to the Amended and Restated Preferred Rights Stock Agreement, dated as of February 24, 2009, by and between Epicor Software Corporation and Mellon Investor Services LLC, as Rights Agent (Incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form 8-A/A, filed with the SEC on March 2, 2009).

4.4	Amendment No. 2 to the Amended and Restated Preferred Rights Stock Agreement, dated as of April 4, 2011, by and between Epicor Software Corporation and Mellon Investor Services LLC, as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: April 4, 2011	EPICOR SOFTWARE CORPORATION

/s/ John D. Ireland
John D. Ireland Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit	Description

3.1	Second Restated Certificate of Incorporation of the Company (Incorporated by reference to the Company’s Registration Statement on Form S-1, Reg. No. 33-57294).

3.2	Certificate of Amendment to Second Restated Certificate of Incorporation of the Company (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 1996) .

3.3	Certificate of Amendment to the Second Restated Certificate of Incorporation of the Company (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for is quarter ended September 30, 2004).

3.4	Amended and Restated Bylaws of the Company dated February 2, 2009 (Incorporated by reference to the Company’s Form 8-K filed February 6, 2009).

4.1	Certificate of Designation of Rights, Preferences and Privileges of Series A Junior Participating Preferred Stock (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, filed with the SEC on April 14, 1994).

4.2	Amended and Restated Preferred Stock Rights Agreement, dated as of October 27, 2004, between Epicor Software Corporation and Mellon Investor Services LLC, as Rights Agent, including the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A and B, respectively (Incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form 8-A/A, filed with the SEC on November 1, 2004).

4.3	Amendment No. 1 to the Amended and Restated Preferred Rights Stock Agreement, dated as of February 24, 2009, by and between Epicor Software Corporation and Mellon Investor Services LLC, as Rights Agent (Incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form 8-A/A, filed with the SEC on March 2, 2009).

4.4	Amendment No. 2 to the Amended and Restated Preferred Rights Stock Agreement, dated as of April 4, 2011, by and between Epicor Software Corporation and Mellon Investor Services LLC, as Rights Agent.